FOR IMMEDIATE RELEASE

STOCKHOLDERS APPROVE AMERICAN TECHNOLOGY'S

NAME CHANGE TO LRAD CORPORATION

Company's NASDAQ Ticker Symbol Changes to 'LRAD'

SAN DIEGO, CA, March 25, 2010 - LRAD Corporation (NASDAQ: LRAD), the global leader in acoustic hailing devices, announced today that its stockholders approved changing the Company's name to LRAD Corporation at its annual meeting held yesterday. Concurrent with the name change, effective today, the Company's shares began trading under the new NASDAQ ticker symbol: LRAD. The Company previously traded under the symbol: ATCO. The Company's new website address is www.lradx.com.

"With significantly improved operating results over the last two fiscal years and growing recognition of LRAD® as the worldwide leader in acoustic hailing devices, we believe our new corporate identity will produce greater awareness of LRAD in the markets we are penetrating and generate new institutional investor interest," remarked Tom Brown, president and CEO of LRAD Corporation.

In other business conducted at yesterday's annual meeting, stockholders elected Helen C. Adams to the Company's board of directors and re-elected Thomas R. Brown, Elwood G. Norris, Laura M. Clague and Admiral Raymond C. Smith. The stockholders also ratified the selection of Squar, Milner, Peterson, Miranda & Williamson, LLP as its independent registered public accounting firm for the current fiscal year.

About LRAD Corporation

LRAD Corporation's Long Range Acoustic Device® (LRAD®) directional sound systems are being used around the world in diverse applications including, fixed and mobile military deployments, maritime security, critical infrastructure and perimeter security, commercial security, border and port security, law enforcement and emergency responder communications, and wildlife preservation and control. For more information about LRAD Corporation and its long-range directional sound systems, please visit the company's web site at www.lradx.com.

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, the matters discussed are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act. You should not place undue reliance on these statements. We base these statements on particular assumptions that we have made in light of our industry experience, the stage of product and market development as well as our perception of historical trends, current market conditions, current economic data, expected future developments and other factors that we believe are appropriate under the circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those suggested in the forward-looking statements, including but not limited to, the performance of our management team, market acceptance of our directed sound technologies and products, entry of competitors, the possibility our intellectual property protections will not prevent others from marketing products similar to or competitive with our products, potential technical or manufacturing difficulties that could delay product deliveries or increase warranty costs, and other risks identified and discussed in our filings with the Securities and Exchange Commission. These forward-looking statements are based on information and management's expectations as of the date hereof. Future results may differ materially from our current expectations. For more information regarding other potential risks and uncertainties, see the "Risk Factors" section of the Company's Form 10-K for the fiscal year ended September 30, 2009. LRAD Corporation disclaims any intent or obligation to update those forward-looking statements, except as otherwise specifically stated.

FOR FURTHER INFORMATION CONTACT:

Robert Putnam

Investor Relations

(858) 676-0519

robert@lradx.com